UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-183886	59-3564984
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth under Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 31, 2013, Ignyta, Inc. (the “Company”) and its wholly owned subsidiary Ignyta Operating, Inc. (“Ignyta Operating”, and together with the Company, the “Borrowers”) entered into an amended and restated loan and security agreement (the “New Loan Agreement”) with Silicon Valley Bank (“SVB”). The New Loan Agreement amends, restates, supersedes and replaces in its entirety that certain loan and security agreement dated as of June 25, 2012 and amended as of February 27, 2013 (the “Prior Loan Agreement”), by and between Ignyta Operating and SVB. The terms of the New Loan Agreement are substantially similar to those of the Prior Loan Agreement, except that (i) the Company has become a borrower along with Ignyta Operating, such that it and its property are bound in all respects by the terms, conditions and obligations of a borrower thereunder, (ii) the principal amount of the loan made under the New Loan Agreement has increased from $1,500,000 advanced under the Prior Loan Agreement to $10,000,000 advanced under the New Loan Agreement, and (iii) certain other modifications have been made to the representations and covenants made by the Borrowers and the repayment and other financial terms as set forth in the New Loan Agreement.

Pursuant to the terms of the New Loan Agreement, SVB granted the Borrowers a loan in the principal amount of $10,000,000, a portion of which has been used to repay all obligations of Ignyta Operating under the Prior Loan Agreement and the remainder of which was funded in full on December 31, 2013. The principal amount loaned under the New Loan Agreement bears interest at a rate of 6.92% and is payable in 36 equal monthly installments commencing after a 12-month period of interest-only payments, such that all amounts owed under the New Loan Agreement shall mature on December 1, 2017. Upon such maturity date, the Borrowers shall also owe to SVB a final payment of $1,050,000, equal to 10.50% of the full principal amount of the loan. The Borrowers may elect to prepay all amounts owed under the New Loan Agreement prior to the maturity date therefor, provided that a prepayment fee is also paid, equal to the amount of such final payment plus 2% of the outstanding principal balance if the loan is outstanding for one year or less, or 1% of the outstanding principal balance if the loan is outstanding more than one year. The Borrowers are also obligated under the New Loan Agreement to pay for certain expenses incurred by SVB through and after the date of the New Loan Agreement, including certain fees and expenses relating to the preparation and administration of the New Loan Agreement.

Pursuant to the terms of the New Loan Agreement, the Borrowers are bound by certain affirmative covenants setting forth actions that are required during the term of the New Loan Agreement, including, without limitation, certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. Additionally, the Borrowers are bound by certain negative covenants setting forth actions that are not permitted to be taken during the term of the New Loan Agreement without SVB’s consent, including, without limitation, replacing the chief executive officer of the Borrowers, incurring certain additional indebtedness, entering into certain mergers, acquisitions or other business combination transactions, or incurring any non-permitted lien or other encumbrance on the Borrowers’ assets. Upon the occurrence of an event of default under the New Loan Agreement (subject to cure periods for certain events of default), all amounts owed by the Borrowers thereunder shall begin to bear interest at a rate that is 5% higher than the rate that is otherwise applicable (unless SVB chooses otherwise) and may be declared immediately due and payable by SVB. Events of default under the New Loan Agreement include, among other things, the following: the occurrence of certain bankruptcy events; the failure to make payments under the New Loan Agreement when due; the occurrence of a material adverse change in the business, operations or financial condition of the Borrowers; the rendering of certain types of fines or judgments against the Borrowers; any breach by the Borrowers of any covenant (subject to cure for certain covenants only) made in the New Loan Agreement; and the failure of any representation or warranty made by the Borrowers in connection with the New Loan Agreement to be correct in all material respects when made.

Each of the Borrowers has granted SVB a security interest in substantially all of its personal property, rights and assets, other than intellectual property, to secure the payment of all amounts owed to SVB under the New Loan Agreement. With respect to the Company, such assets include, without limitation, its equity ownership of Ignyta Operating. Each of the Borrowers has also agreed not to encumber any of its intellectual property without SVB’s prior written consent, pursuant to a negative pledge arrangement with SVB.

The foregoing is only a brief description of the New Loan Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the that document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Amended and Restated Loan and Security Agreement, dated December 31, 2013, by and among Ignyta, Inc., Ignyta Operating, Inc. and Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2014	IGNYTA, INC.

	By:	/s/ Jonathan Lim, M.D.
	Name:	Jonathan Lim, M.D.
	Title:	President, Chief Executive Officer

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